Exhibit 10.55

AGREEMENT OF SETTLEMENT AND RELEASE

This Agreement of Settlement and Release (“Settlement/Release”), effective as of December 17, 2009 (“Effective Date”), is entered into by and between Heartland Payment Systems, Inc., a Delaware corporation (“Processor”), and American Express Travel Related Services Company, Inc., a New York corporation (“American Express”).

WHEREAS, the parties entered into an Authorized Processor Agreement, effective May 24, 2000 and amended by Amendment No. 1 effective December 20, 2007 (such agreement, as amended, the “Agreement”), permitting (among several things) their respective facilities to be linked in order to enable Service Establishments to obtain AmEx Services from Processor and to provide safeguards for AXP Data; and

WHEREAS, Processor announced on January 20, 2009 that it experienced an intrusion into its computer systems during 2008, which intrusion placed at risk of compromise data relative to certain American Express® Card accounts (“Data Incident”); and

WHEREAS, a dispute has arisen between the parties with respect to Processor’s obligations under the Agreement with respect to the Data Incident (the “Dispute”); and

WHEREAS, the parties wish to amicably, fully, and finally settle the Dispute;

NOW, THEREFORE, the parties hereto agree as follows:

1. Processor shall pay American Express by wire transfer, and American Express shall accept, the sum listed on Exhibit A hereto within five (5) business days of the Effective Date of this Settlement/Release. This payment is in full and final satisfaction of any and all claims of American Express and its issuers and Processor arising from or relating to the Data Incident or the Dispute.

2. In consideration of such payment by Processor, American Express, on behalf of itself and its issuers (and its and their Affiliates, successors, partners, predecessors, and assigns) (collectively, the “Amex Releasors”), hereby releases and discharges Processor and its direct, indirect, present and former, parents, subsidiaries, Affiliates, predecessors and successors, and all of their respective agents, employees, partners, directors, officers, principals, and assignees) (collectively, the “HPS Releasees”), jointly and severally, free and harmless from and against, and covenants that none of the Amex Releasors will hereafter assert against any of the HPS Releasees, any and all rights, claims, debts, demands, acts, agreements, liabilities, losses, obligations, damages, costs, fees (including without limitation, those of attorneys), expenses, actions, and/or causes of action of every kind or nature whatsoever, present or future, both in law and equity, known or unknown, suspected or unsuspected, that any of the Amex Releasors may have against any of the HPS Releasees in its capacity as such arising from or relating to the Dispute.

3. In consideration of American Express accepting such payment in settlement of the Dispute, Processor, on behalf of itself and its Affiliates, successors, partners, predecessors, and assignees (collectively, the “HPS Releasors”), hereby releases and discharges American Express and its issuers (and its and their direct, indirect, present and former, parents, subsidiaries, Affiliates, predecessors and successors and all of their respective agents, employees, partners, directors, officers, principals, and assignees) (collectively, the “Amex Releasees”), jointly and severally, free and harmless from and against any and all rights, claims, debts, demands, acts, agreements, liabilities, losses. obligations, damages, costs, fees (including without limitation, those of attorneys), expenses, actions, and/or causes of action of every kind or nature whatsoever, present or future, both in law and equity, known or unknown, suspected or unsuspected, that any of the HPS Releasors may have against any of the Amex Releasees in its capacity as such arising from or relating to the Dispute.

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4. Each party acknowledges and agrees that this Settlement/Release, including the consideration transferred hereunder, is a compromise of the Dispute and that neither the Settlement/Release nor the compromise of the Dispute hereunder shall be construed as an admission of liability or non-liability on the part of either party, nor shall it be admissible as evidence in any proceeding except a proceeding to enforce or for breach of this Settlement/Release.

5. Each party hereby represents and warrants to the other that: (a) it has had an opportunity to obtain independent legal advice from attorneys of its choice with respect to the advisability of entering into the Release; (b) it has not relied upon any statement, representation, or promise of any other party not expressly contained herein; (c) it has not assigned or otherwise transferred (voluntarily, involuntarily or by operation of law) any right, title, or interest in any claim which it has, may have, or may have had with respect to the Dispute; (d) it is a sophisticated business, has negotiated individually each of the material provisions of this Settlement/Release on an arm’s length basis with the advice of competent counsel, in order to meet its needs, and that no ambiguity in the drafting of this Settlement/Release shall be construed against the drafter; (e) it has carefully read this Settlement/Release, knows and understands the contents thereof, has had a full and fair opportunity to inquire about the facts and circumstances giving rise to the Dispute and concerning this Settlement/Release, and freely executes this Settlement/Release; and (f) the individual who signs this Settlement/Release on its behalf has the authority to bind that party to this Settlement/Release. American Express hereby represents and warrants to Processor that the American Express network followed its data incident recovery process in calculating the amount of American Express’s claim in respect of the Data Incident.

6. This Settlement/Release is governed by and shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law. Any action hereunder by either party shall be brought in the appropriate federal or state court located in the County and State of New York, and each party hereby consents to the exclusive jurisdiction of such court and waives any claim of lack of jurisdiction or forum non conveniens.

7. No waiver of any breach of any term or provision of this Settlement/Release shall be construed to be, nor shall be, a waiver of any other breach of this Settlement/Release. No waiver shall be binding unless in writing and signed by the party waiving the breach. In the event any provision of this Settlement/Release is held to be void, voidable, or unenforceable, the remaining provisions shall remain in full force and effect provided that the void, voidable, or unenforceable provision is not material to the subject matter hereof. This Settlement/Release constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any previous agreements, understandings, or courses of dealing relating to the subject matter hereof. This Settlement/Release binds, and inures to the benefit of, the parties and their respective successors and assigns. This Settlement/Release may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

8. Processor and American Express shall consult each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Dispute or this Settlement/Release, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may in its good faith judgment conclude may be required by law or regulation, court process or by obligations pursuant to any listing agreement with any national securities exchange, in which case the issuing party shall, to the extent practicable, use its reasonable efforts to consult with the other party before issuing any such release or make any such public statement. The parties agree that the initial press release and Current Report on Form 8-K with this Settlement/Release attached as an exhibit thereto, to be issued with respect to this Settlement/Release shall be in the form attached as Exhibit B hereto.

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9. All capitalized terms used by not defined herein have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Settlement/Release effective as of the Effective Date.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.		HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Susan F. Hillel	By:	/s/ Robert H. B. Baldwin, Jr.
	Name: Susan F. Hillel		Name: Robert H. B. Baldwin, Jr.
	Title: SVP & GM		Title: President & CFO
	Date: 12/17/09		Date: 12/17/09

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Exhibit A

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Exhibit B

INITIAL PRESS RELEASE / CURRENT REPORT ON FORM 8-K

HEARTLAND PAYMENT SYSTEMS® AND AMERICAN EXPRESS AGREE

TO $3.6 MILLION INTRUSION SETTLEMENT

Settlement marks first agreement with a card brand related to 2008 intrusion

Princeton, NJ — December X, 2009 — Heartland Payment Systems® (NYSE: HPY), one of the nation’s largest payments processors, today announced a settlement agreement with American Express (NYSE: AXP) related to the 2008 criminal breach of Heartland’s payment system environment. Under the agreement, Heartland will pay American Express $3.6 million, resolving all intrusion-related issues between the two parties.

“We are pleased to have reached an equitable settlement with American Express,” commented Bob Carr, Heartland’s chairman and chief executive officer. “This settlement marks the first agreement with a card brand related to the intrusion.”

# # #

About Heartland Payment Systems

Heartland Payment Systems, Inc. (NYSE: HPY), the 5th largest payments processor in the United States, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide. Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.com, CostOfABurger.com and E3secure.com.

Contacts

Leanne Scott Brown	Nancy Gross

Vault Communications	Heartland Payment Systems
610.455.2742	888.798.3131 x2202
LBrown@VaultCommunications.com	Nancy.Gross@e-hps.com

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December [    ], 2009

HEARTLAND PAYMENT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other jurisdiction of incorporation or organization)	(Commission File No)	(I.R.S. Employer Identification Number)

90 Nassau Street, Princeton, New Jersey		08542
(Address of principal executive offices)		(Zip Code)

(609) 683-3831

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December [    ], 2009, Heartland Payment Systems, Inc. (“HPS”) and American Express Travel Related Services Company, Inc. (“American Express”) entered into an agreement of settlement and release (the “Settlement Agreement”) to resolve potential claims and other disputes among HPS and American Express (and its issuers) with respect to the previously announced criminal breach of HPS’s payment systems environment (the “Processing System Intrusion”).

Within five business days of the execution and delivery of the Settlement Agreement, HPS will pay American Express $3,538,380 in full and final satisfaction of any and all claims of American Express and its issuers arising from or relating to the Processing System Intrusion. The Settlement Agreement contains mutual releases by and between HPS and American Express (on behalf of itself and its issuers) relating to the Processing System Intrusion.

A copy of the press release issued by HPS and American Express relating to the Settlement Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release of Heartland Payment Systems, Inc. and American Express Travel Related Services Company, Inc. dated December [ ], 2009

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December [    ], 2009

Heartland Payment Systems, Inc.
(Registrant)

By:
Robert H.B. Baldwin, Jr.
President and Chief Financial Officer

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EXHIBIT 99.1